UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): July 25, 2018

AGEAGLE AERIAL SYSTEMS INC.

(Exact name of registrant as specified in charter)

Nevada	3721	88-0422242
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

117 S. 4th Street

Neodesha, Kansas 66757
(Address Of Principal Executive Offices) (Zip Code)

620-325-6363
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2018, AgEagle Aerial Systems Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Eagle Aerial Systems, Inc., a wholly-owned subsidiary of the Company, Agribotix, LLC, a Colorado limited liability company (the “Seller”), and the other parties named therein. Pursuant to the Purchase Agreement, the Company shall, upon the closing, acquire all right, title and interest in and to all assets owned by the Seller utilized in the Seller’s business of providing integrated agricultural drone solutions and drone-enabled software technologies and services for precision agriculture, except for certain excluded assets as set forth in the Purchase Agreement (the “Purchased Assets”). At closing, the Company shall also assume certain liabilities under various third party contracts, accounts payable and indebtedness pursuant to the terms of the Purchase Agreement. The Company anticipates that the closing of the transaction will occur within the next 30 days in accordance with the terms of the Purchase Agreement, subject to the closing conditions described therein.

The consideration for the Purchased Assets includes the following to be made at closing: (a) a cash payment of $150,000 (of which $110,000 was previously paid), (b) 200,000 shares of common stock of the Company (the “Common Stock”) at a value of $5.00 per share (all of which shares were issued to the Seller pursuant to an exchange agreement between the Company and the Seller dated as of November 20, 2017), (c) an amount payable at closing equal to the sum of: (i) the number of shares of Common Stock that is calculated by dividing $1,000,000 by the average closing daily price per share of the Common Stock on the NYSE, for each of the 20 trading days ending on the date immediately preceding the closing date (the “Average Price”), provided that in no event shall the Average Price be less than $2.00 (the “Closing Shares”); and (ii) $450,000 in cash.

In addition, the Seller shall pay an amount on the 90th day following the closing equal to the sum of: (i) the number of shares of Common Stock that is calculated by dividing $2,000,000 by the Average Price (calculated as if the 20-trading day period ends on the 89th day following the closing), provided that in no event shall the Average Price be less than $2.00 (the “Post-Closing Shares”); and provided further that in the event that the Average Price so calculated is more than the Average Price calculated in the preceding paragraph, the Average Price shall be the Average Price calculated as set forth in the preceding paragraph); and (ii) $400,000 in cash.

If revenue of the business for the one year period ending on the first anniversary of the closing date is at least $1,000,000, plus the Capital Investment Multiplier (as defined below), then the Seller shall earn the number of shares of Common Stock that is calculated by dividing $250,000 by the Average Price (calculated as if the 20–trading day period to which reference is made above ends on such first anniversary), provided that in no event shall the Average Price be less than $2.00. “Capital Investment Multiplier” means 1.5 times the amount of capital invested by the Company or its affiliates in the Seller to support and advance the business, inclusive of loans or other investments provided to Seller prior to the closing, less $250,000.

The Purchase Agreement contains customary representations, warranties and covenants, including covenants obligating the Seller to continue to conduct its business in the ordinary course. In addition, the Purchase Agreement contains provisions for indemnification in the event of any damages suffered by either party as a result of, among other things, breaches of representations and warranties contained therein. An aggregate amount equal $75,000 in cash, 50% of the number of Closing Shares and 25% of the number of Post-Closing Shares shall be deposited in an escrow account with a third party escrow agent to secure the indemnification obligations of the Seller pursuant to the terms of the Purchase Agreement.

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report and the description of the material terms of the Purchase Agreement is qualified in its entirety by reference to such exhibit.

Item 8.01	Other Events.

 On July 31, 2018, the Company issued a press release announcing it had signed the Purchase Agreement with the Seller. A copy of such press release is attached to this Current Report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

 (d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description
10.1	Asset Purchase Agreement dated July 25, 2018.
99.1	Press Release dated July 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Nicole Fernandez-McGovern
Name:	Nicole Fernandez-McGovern
Title:	Chief Financial Officer

Dated: July 31, 2018

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